EXHIBIT 2

DIRECTORS AND EXECUTIVE OFFICERS OF YORK INVESTMENT

Name	Title	Principal Business Address	Principal Occupation	Citizenship
Dawn E. Davies	Director	Euro-Dutch Trust Co. (Bahamas) Ltd. Charlotte House Charlotte Street P.O. Box N9204 Nassau, The Bahamas	Retired	Bahamas

Anthony L.M. Inder-Rieden	Director	Euro-Dutch Trust Co. (Bahamas) Ltd. Charlotte House Charlotte Street P.O. Box N9204 Nassau, The Bahamas	Trust management Euro-Dutch Trust Co. (Bahamas) Ltd. Charlotte House Charlotte Street P.O. Box N9204 Nassau, The Bahamas	Bahamas